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                                                                   EXHIBIT 5.1

                                April 17, 2000


Notify Technology Corporation
1054 S. De Anza Blvd. Suite 105
San Jose, California 95129

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 18, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 40,000 shares (the "Agreement Shares") of your Common Stock reserved for issuance to an employee pursuant to a Stock Option Agreement, dated November 11, 1999, between Dane Russell and Notify Technology Corporation (the "Stock Option Agreement") and 500,000 shares (the "Plan Shares") of your Common Stock reserved for issuance under the 1997 Stock Plan (the "Plan"). As legal counsel for Notify Technology Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Plan Shares under the Plan and of the Agreement Shares pursuant to the Stock Option Agreement.

     It is our opinion that, when issued and sold in the manner referred to in the Stock Option Agreement, the Agreement Shares will be legally and validly issued, fully paid and nonassessable, and that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Plan Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation